      As filed with the Securities and Exchange Commission on June __, 2001

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                             REGISTRATION STATEMENT
                                       on
                                    FORM S-3
                                      under
                           THE SECURITIES ACT OF 1933

                                   -----------

                             MULTIMEDIA GAMES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                       Delaware                         74-2611034
          (State or Other Jurisdiction               (I.R.S. Employer
       of Incorporation or Organization)           Identification Number)

                        8900 Shoal Creek Blvd., Suite 300
                               Austin, Texas 78757
                                 (512) 371-7100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           Clifton E. Lind, President
                             Multimedia Games, Inc.
                        8900 Shoal Creek Blvd., Suite 300
                               Austin, Texas 78757
                                 (512) 371-7100
            (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code of Agent for Service)

                                   Copies to:
                                 Larry W. Sandel
               Hall, Estill, Hardwick, Gable, Golden & Nelson, PC
                       320 South Boston Avenue, Suite 400
                              Tulsa, Oklahoma 74103
                                 (918) 594-0479
                              (918) 594-0505 (fax)



Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of Each Class of                            Proposed Maximum        Proposed Maximum
   Securities to be           Amount to be         Offering Price        Aggregate Offering          Amount of
      Registered               Registered*           Per Unit*                 Price*            Registration Fee*
----------------------        ------------        ----------------       ------------------      -----------------
Common Stock,                   432,516                 $21.95               $9,493,727              $2,374.00
$.01 par value
==================================================================================================================

* Estimated pursuant to rule 457(c) solely for purposes of calculating the amount of the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             MULTIMEDIA GAMES, INC.


                         432,516 Shares of Common Stock




         The selling stockholders listed on pages 14-15 are offering 432,516 shares of our common stock issuable upon the exercise of warrants or options held by them.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "MGAM." On June 26, 2001, the closing price for our common stock was $21.95 per share.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.











                This prospectus is dated _________________, 2001

                                TABLE OF CONTENTS



                                                                                                Page

Summary                                                                                          5
Risk Factors                                                                                     7
Additional Information                                                                          11
Forward-Looking Statements                                                                      13
Selling Stockholders                                                                            14
Plan of Distribution                                                                            16
Use of Proceeds                                                                                 17
Disclosure of Commission Position on Indemnification For
  Securities Act Liabilities                                                                    17
Experts                                                                                         18
Legal Matters                                                                                   18

                                     SUMMARY

         This summary highlights selected information from this prospectus and the documents incorporated by reference. It may not contain all of the information that is important to you. We encourage you to read the prospectus in its entirety as well as the documents incorporated by reference.

OUR COMPANY

         We are a technology supplier to the gaming industry. We design and develop interactive Class II and Class III games and related electronic player stations and equipment that are marketed to Native American bingo and gaming halls located throughout the United States. We operate our games on behalf of our tribal customers through a telecommunications network called "Betnet." The Betnet network interconnects electronic player stations located within a hall or in multiple bingo halls, thereby enabling players to simultaneously participate in the same game and to compete against one another to win common pooled prizes.

         All of our Class III gaming is currently conducted in Native American gaming halls located in the state of Washington. We offer Class II and Class III game themes that have been designed and developed by us as well as game themes that have been licensed by us from others. We also produce high-stakes TV bingo game shows that are televised live to multiple participating Indian bingo halls linked via Betnet.

         Prior to fiscal 2000, virtually all of our games and equipment were designed and operated to meet the requirements for Class II gaming as defined in the Indian Gaming Regulatory Act of 1988, as amended. In late fiscal 1999, we began to design, develop and market Class III games and equipment in the state of Washington. As of March 31, 2001, we had 5,252 electronic player stations in operation at 79 independently owned Indian gaming facilities located in six states and charity bingo halls in the District of Columbia, of which 1,318 electronic player stations were Class III located in eight Indian gaming facilities in the state of Washington. This compares to 4,406 electronic player stations that were in operation at March 31, 2000, of which 602 electronic player stations were Class III located in five Indian gaming facilities in the state of Washington and 3,804 were Class II located at 42 Indian gaming facilities in nine states and charity bingo halls in the District of Columbia. Also as of March 31, 2001, our live TV bingo game show, MegaBingo, was being delivered to 11 independently owned Indian bingo facilities located in eight states and charity bingo halls in the District of Columbia, a decrease of 31 bingo halls compared to March 31, 2001.

         We were incorporated in Texas on August 30, 1991. Unless the context otherwise requires, the terms "we," "us," "our" "Company" and words of similar effect includes Multimedia Games, Inc., and our subsidiaries - TV Games, Inc., MegaBingo, Inc., Multimedia Creative Services, Inc. and American Gaming Network L.L.C. Our executive offices are located at 8900 Shoal Creek Blvd., Suite 300, Austin, Texas, 78757, and our telephone number is (512) 371-7100.

         MegaBingo(R), MegaNanza(TM), MegaCash(TM), MegaMania(R), FlashCash(TM), Big Cash Bingo(TM), Flash 21 Bingo(TM), Spin & Shout(TM), Freedom 7's(TM), Red Hot Diamonds(TM), Fruit Cocktail(TM), Fruit Cocktail Deluxe(TM), Diamond Cherry Bell Magic(TM), Spinning Cherries Royale(TM), Meltdown(TM), Keno Madness(TM), High Noon Poker(TM), Diamond Crown Jewels(TM), Wild Spinner(TM) and Vortex(TM) are among our trademarks and tradenames and all references to those tradenames and trademarks are deemed to include the applicable tradename or trademark designation. Reel Em In(R) and Filthy Rich(TM) are trademarks of WMS(R) Gaming Inc., and all references to those tradenames and trademarks are deemed to include the applicable tradename or trademark designation.

THE OFFERING

         The selling stockholders are offering for sale 432,516 shares of our common stock issuable upon the exercise of warrants or options held by them. The exercise price of the warrants and options varies from $3.8125, $5.6875, $7.00 and $9.44 per share. If all of the warrants and options were exercised, we would receive $2,785,968. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

         We are not using any brokers or underwriters and no sales commission will be paid by us. We will receive the entire exercise price of all warrants and options exercised. We are paying the costs of registering these shares which we estimate to be $30,000.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "MGAM." On June 26, 2001, the closing price for our common stock was $21.95 per share.

OUR CONTACT

         Clifton E. Lind, President, 8900 Shoal Creek Blvd., Suite 300, Austin, Texas 58757, telephone number: (512) 371-7100.

RECENT EVENT

         On June 27, 2001, we gave official notice of redemption of our 1,792,143 outstanding Class A and Class B warrants. We will redeem at ten cents per warrant any warrant that is not exercised before the close of business on August 10, 2001. Each warrant represents the right to purchase one share of our common stock at $8.00 per share. If all of the warrants are exercised, we will receive $14,337,144 in proceeds.

                                  RISK FACTORS

         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. Before you invest in our common stock, you should be aware that there are risks in doing so, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus and the documents we have incorporated by reference.

         If any of the following risks actually occur, then our business, financial condition or results of operations could be seriously harmed. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

WE OPERATE IN AN UNCERTAIN LEGAL AND REGULATORY ENVIRONMENT.

         INDIAN GAMING. Virtually all of our business relates to gaming activities on Native American lands. The operation of gaming on Native American lands is subject to the Indian Gaming Regulatory Act of 1986, as amended. The Indian Gaming Regulatory Act also created the National Indian Gaming Commission to promulgate rules and regulations to enforce certain aspects of the Indian Gaming Regulatory Act. Fundamental issues concerning the scope and intent of Indian Gaming Regulatory Act remain unresolved, as do issues relating to the jurisdiction and authority of the National Indian Gaming Commission and other Federal, State, local and tribal governments and agencies.

         Several of these fundamental issues, such as what constitutes the game of bingo and whether our electronic player stations are legal technological aids to the play of bingo, appear to have been resolved and clarified in our favor in recent decisions by four federal courts in litigation initiated against us by the Department of Justice. This litigation challenged the legality of our MegaMania game and the electronic player stations used by us in the play of that game. Prior to the litigation, we had received and relied upon opinions and determinations by the National Indian Gaming Commission that MegaMania was legal Class II gaming. The litigation initiated by the Department of Justice shut our business down for a short period of time and was very costly and time consuming to litigate. Had we lost the litigation, we would have lost the business of one of our most popular Class II games. Being able to rely upon opinions and determinations of the National Indian Gaming Commission would avoid uncertainties about the legality of our activities and the threat of potentially devastating litigation with other Federal and state agencies. Nevertheless, we face continued uncertainty as to whether we can obtain opinions and determinations from the National Indian Gaming Commission on the legality of our activities and whether, if obtained, we can rely upon those opinions and determinations. As a result of these and other factors, we may face other actions initiated by the Department of Justice in the future.

         We have a new bingo game called MegaNanza that to date is very popular with our customers. The National Indian Gaming Commission is reviewing whether it believes MegaNanza is Class II bingo. If the National Indian Gaming Commission determines that MegaNanza is not Class II, we intend to meet with the National Indian Gaming Commission to see if there are changes we can make to the game that will make it acceptable to both of us. If we can't agree, we may need to go to court for a judicial determination. Any litigation would be time consuming and expensive and would divert management's attention from other business. We can't predict with any certainty what the outcome of any litigation would be. Even if the National Indian Gaming Commission decides in our favor, we can't rule out the possibility that the Department of Justice would pursue its own independent action.

         The uncertainties regarding the scope of the Indian Gaming Regulatory Act and the jurisdiction and authority of the National Indian Gaming Commission to make reliable and binding determinations on the legality of our activities also raises the threat of enforcement actions by state regulatory agencies. The

Indian Gaming Regulatory Act was intended to preempt state and local regulation of Class I and Class II gaming. However, many states are taking an increasingly active role in attempting to regulate Indian gaming by making their own independent judgment of whether an activity is Class II or Class III. In some instances, this independent judgment has been contrary to a determination by the National Indian Gaming Commission. In other instances, this independent judgment is exercised only in the absence of a National Indian Gaming Commission determination to the contrary, which is true in most cases since games are usually introduced by us into the market prior to any determination of legality by the National Indian Gaming Commission.

         In addition to this threat of litigation and enforcement actions, this regulatory uncertainty also increases our cost of doing business. We incur significant time and expense on new game development without any assurance that the National Indian Gaming Commission or other Federal, State and local agencies will agree that our game meets the requirements of Class II gaming. In addition, significant time and expense is incurred by us in communicating and dealing with the multitude of Federal, State, local and Tribal agencies claiming to have jurisdiction over aspects of Indian gaming.

         We recently entered into an agreement with the Lac Vieux Desert Chippewa Tribe of Michigan to provide it with a hardware and software system to play bingo on the internet. There is a real question about whether the play of bingo on the internet would violate a number of Federal laws. The Department of Justice and the National Indian Gaming Commission have advised the Tribe that an earlier version of internet bingo proposed by the Tribe would violate Federal law. Our system is a proxy play system that the Chairman of the National Indian Gaming Commission told us back in 1995 was legal under the Indian Gaming Regulatory Act. We expect the Tribe will file an action in Federal court seeking a determination on the legality of these activities. As with any litigation, we can't predict what the outcome will be.

         OTHER GAMING ACTIVITIES. We have plans to extend our games and technology into segments of the gaming industry other than Indian gaming. This includes, principally, the charity bingo market and the extension of Class II and III gaming into horse racing tracks and other pari-mutual wagering facilities licensed by states. None of these activities is currently subject to a nationwide regulatory system such as the Indian Gaming Regulatory Act so regulation would be on a state by state basis. In addition, Federal laws relating to gaming such as the Johnson Act which regulates slot machines and similar gambling devices could also be applicable. We believe our experience with Class III gaming in the state of Washington and with state and local regulatory agencies in our Class II gaming will benefit us in extending into these new markets. Nevertheless, we expect to encounter similar legal and regulatory uncertainties faced by us in our Indian gaming business. There is no assurance that we will ever enter into other segments of the gaming industry or that, if we do, we will be successful in doing so.

WE FACE INTENSE COMPETITION.

         We face intense competition not only from other providers of Class II and Class III gaming, but also from the efforts by many of our existing and potential Tribal customers to extend into Class III gaming. Given the limitations placed on Class II gaming, it is uncertain whether our Class II games can successfully compete in places where casino games, slot machines and other forms of Class III gaming are permitted.

TO REMAIN COMPETITIVE, WE MUST CONTINUE TO DEVELOP NEW PRODUCTS AND SERVICES THAT APPEAL TO OUR CUSTOMERS AND CONSUMERS.

         We believe that a factor important to our future success will include our continued development of new products that appeal to the tastes of consumers, and the introduction of these products in a timely manner. Successful product development and introduction depends upon a number of factors, including the identification of products expected to appeal to consumer preferences, and the timely completion of design and testing. Importantly, any new or modified gaming products that are intended for the Class II gaming market will be designed and operated to meet the requirements of Class II gaming. As a result of the uncertain legal and regulatory environment in which we operate and other factors, there can be no assurance that we will continue to develop and introduce new products in a timely manner that will achieve commercial success.

WE ARE DEPENDANT UPON A FEW CUSTOMERS.

         For the year ended September 30, 2000, the Chickasaw Nation of Oklahoma accounted for approximately 21% of our total gaming revenues, and the Cherokee Nation of Oklahoma accounted for approximately 11% of our total gaming revenues. Two tribes accounted for approximately 19% and 12% of gaming revenues in 1999, and two tribes each accounted for approximately 17% of gaming revenues in 1998. No other tribe accounted for more than 10% of our total gaming revenues in any of these years. While we believe that our relationship with all of our tribal customers is good, the loss of either of the two tribes would have a material and adverse effect upon our financial condition and results of operations.

         Approximately 48%, 45% and 48% of our gaming revenues during the years ended September 30, 2000, 1999 and 1998, respectively, were derived from halls operated by four tribes. On September 30, 2000, accounts receivable from one tribe accounted for approximately 23% of our total accounts receivable; the same tribe accounted for approximately 22% of our total accounts receivable in 1999.

         This concentration of business with a few customers has the usual risks associated with the lack of diversity in a broad customer base, the principal one being that local economic changes may adversely affect our customers more suddenly and disproportionately than national trends.

WE MAY INCUR PRIZE PAYOUTS IN EXCESS OF GAME REVENUES.

         The prizes awarded under our bingo games are based upon attaining an assumed level of gross game receipts and statistical assumptions as to the frequency of winners. With respect to our interactive gaming activities, we may experience on any day or over short periods of time a "game deficit" where the total aggregate amount of prizes paid exceed aggregate game revenues. In these instances, we essentially act as a "bank" to our Tribal customers who continue to receive their share of gross game revenues based upon an assumed rather than the actual level of prize payouts. However, over any statistically relevant period of time, we do not experience any "game deficits" and are able to replenish any amounts "banked" for our Tribal customers. No assurances can be given that we will not miscalculate our statistical assumptions or for other reasons experience abnormally high rates of jackpot prize wins which may materially and adversely affect our cash flow on a temporary or long-term basis and which, under certain circumstances, could materially and adversely affect our earnings and financial condition.

         With respect to our TV bingo game shows, we self-insure against smaller prizes and obtain insurance through a third party for larger jackpots. A portion of the prize risk is also shared with participating bingo halls through funds reserved from bingo card sale receipts and deposited into a prize allocation account. Since the prizes awarded in our TV bingo game shows can be large, e.g., one million dollars, we could be adversely affected if our third party insurance provider for some reason fails or refuses to pay. We have never experienced a situation where the insurance provider has refused to pay or where we have lacked sufficient funds to meet prize payouts.

WE HAVE OUTSTANDING A SIGNIFICANT NUMBER OF OPTIONS AND WARRANTS THAT COULD DILUTE EXISTING SHAREHOLDERS.

         As of March 31, 2001, there were outstanding options and warrants to purchase an aggregate of 4,280,118 shares of our common stock at exercise prices ranging from $2.00 to $9.44 per share. The vast majority of these options and warrants are exercisable at prices ranging from $3.00 to $8.00 per share. Of these outstanding options and warrants, 3,040,968 are immediately exercisable and the remainder become exercisable in substantially equal annual increments over the next two years. In addition to these options and warrants, the shares of our Series A Preferred Stock are immediately convertible into 435,195 shares of common stock. To the extent that these options and warrants and Series A Preferred Stock are exercised or converted, dilution to our shareholders will occur. Moreover, the terms upon which we could be able to obtain additional equity capital may be adversely affected by the existence of these options and warrants for two reasons:

         - The options and warrants can be expected to be exercised only at a time when the market price of our common stock is above the exercise price of the options and warrants and therefore we could, in all likelihood, have been able to obtain any needed capital on terms more favorable to us than the exercise terms provided in these securities; and

         - The exercise or conversion of the options and warrants and Series A Preferred Stock can be expected to occur only in connection with the sale in the public market of the underlying common stock which could have the effect of depressing the market price of our common stock.

WE DO NOT EXPECT TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid any cash dividends on our common stock. We intend to retain our earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

OUR FINANCIAL RESULTS MAY FLUCTUATE, WHICH COULD AFFECT OUR STOCK PRICE.

         We have experienced significant fluctuations in our financial results from quarter to quarter and from year to year. Our revenues, capital expenditures and operating results can vary significantly due to a number of factors including

         -        our dependence on a small number of major customers;

         - relatively long sales cycles beginning with game design and ending with the introduction of the game into gaming facilities;

         - the unpredictable timing and amount of expenditures by tribal customers; and

         - uncertainties relating to the legal and regulatory environment in which we operate, which may delay and add cost to new product development.

         These factors may make it difficult to forecast revenues and expenditures over extended periods. Consequently, our operating results for any period could be below the expectations of securities analysts and investors. This in turn could lead to sudden and sometimes dramatic declines in the market price of our common stock.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGE UPON THE PROPRIETARY RIGHTS OF OTHERS.

         We principally rely upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology. These laws and contractual provisions provide only limited protection. The issuance of a patent does not necessarily mean that our technology does not infringe upon the intellectual property rights of others. Accordingly, there can be no assurance we will not be subject to infringement claims from other parties. Problems with patents or other rights could potentially increase the cost of our services or delay or preclude new product development and commercialization. If infringement claims against us are valid, we may seek licenses that might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our patents and/or technology license positions or to defend against infringement claims. We could incur substantial costs and diversion of management resources in the defense of any claims relating to the proprietary rights of others, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ADAPT TO CHANGES IN TECHNOLOGY, PRODUCTS AND INDUSTRY STANDARDS.

         The markets in which we compete are characterized by rapidly changing technology and evolving industry practices. Competitors may introduce other types of gaming products which have a greater appeal to players. Our income would be directly and adversely affected by a decline in player use since our income is principally derived from receiving a percentage of the gross profit generated by our gaming products. The extent to which players play our games also effects the willingness of our tribal customers to retain our services or to expand our services by introducing new games into their gaming facilities. Most or our contracts with our tribal customers are on a year to year basis with separate contracts for each bingo hall operated by that tribe. There is no uniform or predominant expiration date for our contracts. Accordingly, at any point in time, generally one-twelfth of our business is subject to non-renewal.

VIRTUALLY ALL OF OUR OUTSTANDING SHARES OF COMMON STOCK AND THE SHARES ISSUABLE UPON THE EXERCISE OR CONVERSION OF OUTSTANDING RIGHTS TO PURCHASE ARE FREELY TRADABLE.

         Virtually all of the shares of our common stock issuable upon the exercise of the rights and convertible securities described above as well as the shares of common stock currently outstanding are either held by non-affiliates and are freely traded in the public market, or are currently registered under the Securities Act for sale to the public or are eligible for immediate sale under Rule 144, subject to certain volume limitations. Sales of substantial amounts of common stock, or the perception of such sales, could adversely affect the prevailing market prices of our common stock.

                             ADDITIONAL INFORMATION

         This prospectus is part of a registration statement on Form S-3 (Registration No. 333-_________) which we have filed with the Securities and Exchange Commission (the "SEC"). It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detail you should read the exhibits themselves.

         We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be obtained:

         - at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

         - at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048,

         -        on the SEC's website: http://www.sec.gov., and

         - at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, or by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241 or (202) 728-8298.

         You may call the SEC at 1-800-SEC-0330 for further information on its public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to you those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling stockholders have been sold or we file a post-effective amendment terminating this registration statement.

         -        our annual report on Form 10-K for the year ended September
                  30, 2000;

         -        our current report on Form 8-K filed with the SEC on January
                  16, 2001;

         - our quarterly report on Form 10-Q for the quarter ended December 31, 2000;

         -        our quarterly report on Form 10-Q for the quarter ended March
                  31, 2001;

         - our current report on Form 8-K filed with the SEC on May 7, 2001;

         - our current report on Form 8-K filed with the SEC on June 22, 2001;

         - our current report on Form 8-K filed with the SEC on June 26, 2001;

         - the description of our common stock contained in our registration statement on Form 8-A dated April 22, 1996.

         If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

         We will provide you with copies of these documents at no cost to you if you request them by writing or telephoning us at the following address:

             Multimedia Games, Inc.
             8900 Shoal Creek Blvd., Suite 300
             Austin, Texas 78757
             Telephone: (512) 371-7100.

         You should rely only on the information provided in this prospectus or any prospectus supplement or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, as the affairs of our Company may have changed since that time.

                           FORWARD-LOOKING STATEMENTS

         Statements contained in this prospectus (including those documents which are incorporated by reference) that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements may be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward- looking statements, orally or in writing. These forward-looking statements include statements regarding anticipated future revenues, sales, operations, demand, competition, capital expenditures, the outcome of litigation and other statements regarding matters that are not historical fact and involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that may cause or contribute to such differences include those discussed under Risk Factors, as well as those discussed elsewhere in this prospectus. We caution you however, that this list of factors may not be complete.

                              SELLING STOCKHOLDERS

         The following table lists the name of each selling stockholder and the number of shares of common stock to be registered and offered for sale by each selling stockholder. Except as noted below, the selling stockholders are offering all of the shares of common stock to be received by them upon the exercise of warrants that were acquired in private offerings consummated by us in March 1998 and June 1998. Except as noted below, no selling stockholder owns more than one percent of our issued and outstanding common stock. The term "selling stockholder" includes donees, pledgees, transferees and other successors in interest to a selling stockholders after the date of this prospectus.


          Name of Selling Stockholder                                            Number of Shares
          ---------------------------                                            ----------------
          Graves Properties Ltd.                                                 69,627(1)
          Neil Ragin                                                              1,963(2)
          Galt Financial, Ltd.                                                   14,852(3)
          Universal Partners, L.P.                                               11,777(4)
          Michael Karpoff and Patricia Rothbardt                                  1,963(2)
          Barry Siegel and Lisa Siegel                                            3,500(5)
          Barry Siegel                                                              426(6)
          Jonathan M. Goodson                                                     7,852(7)
          Bernard Pismeny                                                         3,926(8)
          Marvin Small                                                            3,926(8)
          Lawrence Fleischman                                                     7,426(9)
          Barry Spiegel                                                           3,926(8)
          Steven J. Goodman Charitable Remainder Trust                            3,926(8)
          Kenneth J. Freidman                                                     3,926(8)
          Alberto Antebi                                                         14,852(3)
          Abraham H. Rosenberg                                                    3,926(8)
          Vincent Ferrante                                                        7,426(9)
          Frank Faltus                                                           5,676(10)
          Fiserv Correspondent Services, Inc. Cust                               5,889(11)
              FBO Kenneth S. Bernstein IRA
          Andre Menard                                                            3,926(8)
          Alfred Romano                                                          9,602(12)
          OK Associates Pension Trust                                             7,852(7)
          Jerry Kaplan                                                            7,426(9)
          Edmond O'Donnell                                                        7,852(7)
          Stanley A. Kaplan                                                       7,852(7)
          Robert Kaplan                                                           1,963(2)
          Peter Wolf                                                             9,602(12)
          Michelle Kaplan                                                         1,963(7)
          Lawrence Kaplan                                                       14,502(13)
          Baystate Development Trust                                              1,963(7)
          T. W. Muller                                                           1,750(14)
          Harold Sussman                                                         5,250(14)
          Jack Dushey                                                            3,500(14)
          William M. DeArman                                                     3,500(14)
          Paul M. Brandoff                                                       1,750(14)
          J.M. Brokers Pension Plan Trust                                        1,750(14)
          Theresa Lange Living Trust                                             2,100(14)

          Al-Kim Associates Profit Sharing Plan                                  3,500(14)
          Bruce H. Wallach                                                       1,750(14)
          Marc H. Stoltz                                                         1,750(14)
          Kenneth J. Koock Keogh                                                 1,750(14)
          Valuation Services Group, Inc.                                         3,500(14)
          Endeavor Resources Corp.                                              10,500(14)
          Apparel Trading International Inc. Retirement Trust                    3,500(14)
          Hal Elman                                                              1,750(14)
          Ronald E. and Rosalie F. Segal                                         3,500(14)
          Generation Capital Associates                                          7,000(14)
          Thomas E. McChesney                                                    3,500(14)
          Clifton E. Lind                                                       19,628(15)
          Arch McColl, Jr.                                                     100,000(16)

----------

(1) Consists of (i) 50,000 shares issuable at $3.8125 per share upon the exercise of warrants acquired in June 1997 and amended in October 1998,
       (ii) 17,500 shares issuable at $7.00 per share upon the exercise of warrants acquired in June 1998, and (iii) 2,128 shares issuable at $9.44 upon the exercise of warrants acquired in March 1998. Mr. Graves is our Chairman and Chief Executive Officer and controls Graves Properties, Ltd. In addition to these shares, Mr. Graves owns, directly or indirectly, 1,027,593 shares of our common stock, for an aggregate total of 19.7% of our outstanding common stock. The June 1997 warrants, March 1998 warrants and June 1998 warrants were issued as additional consideration for the purchase of electronic player stations and related equipment from us by entities owned by some or all of the selling stockholders.

(2)    Consists of 1,750 June 1998 warrants and 213 March 1998 warrants.

(3)    Consists of 14,000 June 1998 warrants and 852 March 1998 warrants.

(4)    Consists of 10,500 June 1998 warrants and 1,277 March 1998 warrants.

(5)    Consists of 3,500 June 1998 warrants.

(6) Consists of 426 March 1998 warrants. Barry Siegel and Lisa Siegel are husband and wife.

(7)    Consists of 7,000 June 1998 warrants and 852 March 1998 warrants.

(8)    Consists of 3,500 June 1998 warrants and 426 March 1998 warrants.

(9)    Consists of 7,000 June 1998 warrants and 426 March 1998 warrants.

(10)   Consists of 5,250 June 1998 warrants and 426 March 1998 warrants.

(11)   Consists of 5,250 June 1998 warrants and 639 March 1998 warrants.

(12)   Consists of 8,750 June 1998 warrants and 852 March 1998 warrants.

(13) Consists of 13,650 June 1998 warrants and 852 March 1998 warrants. Mr. Kaplan is a former member of our Board of Directors who resigned in May 2001. In addition to these shares, Mr. Kaplan and his spouse own, directly or indirectly, 185,932 shares of our common stock, for an aggregate total of 3.7% of our outstanding common stock.

(14)   Consists of June 1998 warrants.

(15) Consists of 17,500 June 1998 warrants and 2,128 March 1998 warrants. Mr. Lind is our President and Chief Operating Officer. In addition to these shares, Mr. Lind owns, directly or indirectly, 344,217 shares of our common stock, for an aggregate total of 6.7% of our outstanding common stock.

(16) Consists of options to purchase common stock at $5.69 per share granted to Mr. McColl in February 1997 in consideration of services rendered.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the resale by the selling stockholders of the common stock underlying warrants and options held by them. We will receive no proceeds from the sale of the common stock by the selling stockholders. We will receive the entire exercise price of all warrants and options exercised.

         The selling stockholders may sell their shares from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq SmallCap Market or such other principal exchange as our common stock may be listed for trading. The type of transactions include:

                  -        negotiated transactions

                  -        put or call option transactions;

                  -        short sales; or

                  - a combination of the above transactions at market prices at the time of sale or at negotiated prices.

         These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         We have agreed to indemnify the selling stockholders and their officers, directors and each person who controls any selling stockholder against all losses, claims, damages, liabilities and expenses caused by:

                  - any untrue or alleged untrue statement of material fact contained in the registration statement, this prospectus or any amendment or supplement to these documents; or

                  - any omission or alleged omission to state a material fact in the registration statement, this prospectus or any amendment or supplement to these documents that is required to be stated or necessary to ensure that the documents are not misleading.

         A selling stockholder will not be indemnified if the claims relating to or arising from untrue statements or omissions if:

                  - the statements or omissions are based on written information provided by the selling stockholder for use in the preparation of the registration statement, this prospectus or any amendments or supplements to these documents; or

                  - the selling stockholder fails to deliver a copy of this prospectus to a buyer.

         The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling stockholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholders of the common stock underlying the warrants and options held by them. We will receive proceeds only from the exercise of the warrants and options. The amount of proceeds we will receive, if any, depends on how many of the warrants and options are exercised. We believe that the exercise of the warrants and options will depend on the market price of our common stock and its relation to the exercise price of the warrants and options. The exercise prices range from $3.8125, $5.6875, $7.00 and $9.44 per share. On June 26, 2001, the closing price for our common stock as quoted on the Nasdaq SmallCap market was $21.95 per share. If all of the warrants and options were exercised, we would receive $2,785,968.

         We intend to use the net proceeds from the exercise of the warrants and options, if any, for working capital and general corporate purposes. Until we use the proceeds for these purposes, we intend to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States Government obligations.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our By-Laws authorize us to indemnify any present or former director, officer, employee, or agent or a person serving in a similar post in another organization at our request, against expenses, judgments, fines, and amounts paid in settlement incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Texas Business Corporation Act, public policy or other applicable law. Article 202 of the Texas Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended September 30, 1999 and 2000, have been incorporated in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Multimedia Games, Inc. for the year ended September 30, 1998 and incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Multimedia Games, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Hall, Estill, Hardwick, Gable, Golden & Nelson, PC, Tulsa, Oklahoma.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following are the estimated expenses in connection with the distribution of the securities being registered:


Securities and Exchange Commission Registration Fee ..................      $      2,374
Accounting Fees and Expenses .........................................             5,000
Attorneys' Fees and Expenses .........................................             5,000
Printing Fees and Expenses ...........................................             7,500
Blue Sky Fees and Expenses ...........................................             2,000
Nasdaq Listing Fees ..................................................             7,500
Miscellaneous ........................................................               626
                                                                            ------------

                          Total ......................................      $     30,000
                                                                            ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         See "Disclosure of Commission Position on Indemnification For Securities Act Liabilities" in the prospectus.

ITEM 16. EXHIBITS


EXHIBIT
  NO.                                       TITLE                                                    LOCATION
  ---                                       -----                                                    --------

 3.1             Amended and Restated Articles of Incorporation                                         (3)
 3.2             Bylaws                                                                                 (1)
 5.1             Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson re Legality                     (9)
10.1             Form of Integrated Gaming Services Agreement                                           (1)
10.2             Contingent Grand Prize Risk Assumption Agreement
                 dated October 1, 1995, between  the Company and SCA Promotions, Inc.                   (2)
10.3             Form of 1992-3 Warrant Certificate Issued by the Company                               (1)
10.4             Form of 1995 Warrant Certificate Issued by the Company                                 (1)
10.5             Registration Rights Agreement dated January 23, 1995 between the Company
                 and holders of certain Warrants                                                        (1)
10.6             Registration Rights Agreement dated January 23, 1995
                 between the Company and holders of certain Warrants                                    (1)
10.7             Registration Rights Agreement among  the Company and holders of
                 certain Warrants                                                                       (2)
10.8             1994 Employee Stock Option Plan                                                        (1)
10.9             1994 Director Stock Option Plan                                                        (1)
10.10            1996 Stock Incentive Plan, as amended                                                  (7)
10.11            President's Plan                                                                       (6)
10.12            1998 Senior Executive Stock Option Plan                                                (7)
10.13            Form of Class A Warrant                                                                (4)
10.14            Form of Class B Warrant                                                                (4)

10.15            Warrant Agreement dated November 12, 1996 between
                 the Company and Corporate Stock Transfer, as Warrant Agent                             (4)
10.16            Amendment to Warrant Agreement, dated July 18, 1997                                    (4)
10.17            Consulting Agreement, dated April 15, 1998, between
                 the Company and Larry D. Montgomery.                                                   (6)
10.18            Amendment to Consulting Agreement dated August 31, 1998.                               (6)
10.19            Shareholder Rights Plan                                                                (5)
10.20            Loan and Security Agreement dated July 10, 1999 with Coast Business Credit,
                 a division of Southern Pacific Bank                                                    (8)
10.21            Amendment Number One to Loan and Security Agreement and Waiver,
                 dated as of December 22, 1999                                                          (8)
10.22            Special Services Contract executed August 14, 2000 with John Winkelman                 (8)
10.23            Consulting Agreement dated as of November 9, 2000 with Martin Keane                    (8)
21.1             Subsidiaries of Registrant                                                             (8)
23.1             Consent of BDO Seidman, LLP                                                            (9)
23.2             Consent of PricewaterhouseCoopers LLP                                                  (9)
23.3             Consent of Legal Counsel (included in Exhibit 5.1)                                     (9)
24.1             Power of Attorney (included on page 22)                                                (9)

----------

(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.

(3) Indicates incorporated by reference to the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.

(4) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on July 29, 1997.

(5) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on October 23, 1998.

(6) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.

(7) Incorporated by reference to the Company's Proxy Statement filed with the Commission on April 8, 1999.

(8) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-30721)

(9)      Filed herewith.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 28th day of June, 2001.

                                               MULTIMEDIA GAMES, INC.


                                               By: /s/ Clifton E. Lind
                                                  ------------------------------
                                                  Name: Clifton E. Lind
                                                  Title: President


                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Clifton E. Lind and Frank Rehanek, Jr., and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director or officer of Multimedia Games, Inc.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gordon T. Graves                        Chairman of the Board,
-----------------------------               Chief Executive Officer
Gordon T. Graves                            and Director                        Dated:  June 28, 2001

/s/ Clifton E. Lind                         President, Chief Operating
-----------------------------               Officer and Director                Dated:  June 28, 2001
Clifton E. Lind

/s/ Frank W. Rehanek, Jr.                   Controller and
-----------------------------               Principal Financial Officer         Dated:  June 28, 2001
Frank W. Rehanek, Jr.

/s/ Larry D. Montgomery                     Vice Chairman of the
-----------------------------               Board and Director                  Dated:  June 28, 2001
Larry D. Montgomery

/s/ Thomas W. Sarnoff                       Director                            Dated:  June 28, 2001
-----------------------------
Thomas W. Sarnoff

/s/ Ali P. Alizadeh                         Director                            Dated:  June 28, 2001
-----------------------------
Ali P. Alizadeh

/s/ John Winkelman                          Director                            Dated:  June 28, 2001
-----------------------------
John Winkelman

/s/ Martin A. Keane                         Director                            Dated:  June 28, 2001
---------------------------
Martin A. Keane

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                      DESCRIPTION                                                LOCATION
-------                                     -----------                                                --------

 3.1             Amended and Restated Articles of Incorporation                                           (3)
 3.2             Bylaws                                                                                   (1)
 5.1             Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson re Legality                       (9)
10.1             Form of Integrated Gaming Services Agreement                                             (1)
10.2             Contingent Grand Prize Risk Assumption Agreement
                 dated October 1, 1995, between  the Company and SCA Promotions, Inc.                     (2)
10.3             Form of 1992-3 Warrant Certificate Issued by the Company                                 (1)
10.4             Form of 1995 Warrant Certificate Issued by the Company                                   (1)
10.5             Registration Rights Agreement dated January 23, 1995 between the Company
                 and holders of certain Warrants                                                          (1)
10.6             Registration Rights Agreement dated January 23, 1995
                 between the Company and holders of certain Warrants                                      (1)
10.7             Registration Rights Agreement among  the Company and holders of
                 certain Warrants                                                                         (2)
10.8             1994 Employee Stock Option Plan                                                          (1)
10.9             1994 Director Stock Option Plan                                                          (1)
10.10            1996 Stock Incentive Plan, as amended                                                    (7)
10.11            President's Plan                                                                         (6)
10.12            1998 Senior Executive Stock Option Plan                                                  (7)
10.13            Form of Class A Warrant                                                                  (4)
10.14            Form of Class B Warrant                                                                  (4)
10.15            Warrant Agreement dated November 12, 1996 between
                 the Company and Corporate Stock Transfer, as Warrant Agent                               (4)
10.16            Amendment to Warrant Agreement, dated July 18, 1997                                      (4)
10.17            Consulting Agreement, dated April 15, 1998, between
                 the Company and Larry D. Montgomery.                                                     (6)
10.18            Amendment to Consulting Agreement dated August 31, 1998.                                 (6)
10.19            Shareholder Rights Plan                                                                  (5)
10.20            Loan and Security Agreement dated July 10, 1999 with Coast Business Credit,
                 a division of Southern Pacific Bank                                                      (8)
10.21            Amendment Number One to Loan and Security Agreement and Waiver,
                 dated as of December 22, 1999                                                            (8)
10.22            Special Services Contract executed August 14, 2000 with John Winkelman                   (8)
10.23            Consulting Agreement dated as of November 9, 2000 with Martin Keane                      (8)
21.1             Subsidiaries of Registrant                                                               (8)
23.1             Consent of BDO Seidman, LLP                                                              (9)
23.2             Consent of PricewaterhouseCoopers LLP                                                    (9)
23.3             Consent of Legal Counsel (included in Exhibit 5.1)                                       (9)
24.1             Power of Attorney (included on page 22)                                                  (9)

----------

(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.

(3) Indicates incorporated by reference to the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.

(4) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on July 29, 1997.

(5) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on October 23, 1998.

(6) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.

(7) Incorporated by reference to the Company's Proxy Statement filed with the Commission on April 8, 1999.

(8) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-30721)

(9)      Filed herewith.